Exhibit 99.1
STONE ENERGY CORPORATION
Announces 2010 Capital Expenditures Budget and Provides Operational Update
LAFAYETTE, LA. January 11, 2010
     Stone Energy Corporation (NYSE: SGY) today announced that for 2010 the Board of Directors has authorized a capital expenditure budget of $400 million. This figure compares with a $300 million capital budget for 2009 and excludes material acquisitions and capitalized SG&A and interest. Approximately 25% of the capital expenditure budget is expected to be spent on Appalachian drilling and acreage acquisition; approximately 25% is planned for Gulf of Mexico (GOM) shelf exploitation and approximately 15% is for GOM workover/recompletion projects; approximately 15% is scheduled for GOM deep water and deep shelf expenditures; and the remaining budget is for facilities, abandonment projects, and miscellaneous exploration projects.
     Stone also announced operational updates on the following activities:
     Appalachian Basin (Marcellus Shale Play). In the third and fourth quarters of 2009, Stone drilled six operated vertical wells in the Marcellus Shale Play; four in West Virginia and two in Pennsylvania. Four of these wells were completed and established the viability of the play on Stone’s acreage. Each of the four wells tested at an initial rate between 0.5 and 2.0 million cubic feet of gas per day (MMcf/d). The other two wells will be completed when weather conditions allow. Stone’s working interest is 100% in four of the six wells and is 70% in the other two wells. Additionally, Stone participated with a minority working interest (20%) in the drilling of two horizontal wells in West Virginia during the same period. These two wells are the first in a four-well program which should conclude in early 2010, at which time all the wells will be completed. Also in West Virginia, three previously drilled vertical wells (not operated by Stone) were completed with initial test rates of 0.5 – 1.5 MMcf/d. Stone’s working interest is 50% in these three wells. With the prospectivity of the Stone-operated acreage validated by the 2009 vertical drilling program, Stone will enter the horizontal drilling phase in 2010. Stone plans to participate in the drilling and completion of 12-15 horizontal wells this year.
     Mississippi Canyon Block 109 (Amberjack Field). In December, Stone mobilized the HP 206 Platform Rig to its 100% owned Amberjack Field. The Company initially performed a recompletion project to a shallower zone in the existing Amberjack A-25 well which is currently producing at a rate of over 500 barrels equivalents per day. The rig will now be used to drill four exploitation wells targeting oil reservoirs and incremental reserves. If successful, production from each well would be tied in almost immediately after completion.
     Vermilion Block 96 (Cardinal/Blue Jay — 100% W.I.). Stone recently drilled two GOM shelf exploitation wells in VR 96. The Cardinal well encountered 57 feet of gas in four pay zones, while the Blue Jay well encountered four hydrocarbon zones but was deemed non-commercial. Construction for the facilities and pipeline for Cardinal has commenced, with first production expected in the second quarter 2010.
     Garden Banks 293 (Pyrenees — 15% W.I.). Stone and its partners are reviewing different development options for the Pyrenees discovery. Current plans call for first production by early 2012.
     Hurricane Risk Mitigation Program. The targeted decommissioning and well abandonment of higher risk platform facilities has been substantially completed. Approximately $65 million was spent in 2009 on our proactive risk mitigation program, previous hurricane abandonment and normal P&A work. For 2009, 157 idle wellbores were plugged and eight platforms were abandoned.

     Production. Volumes for the fourth quarter of 2009 are expected to be approximately 220 million cubic feet of gas equivalent (MMcfe) per day, slightly under the previous guidance of 225-235 MMcfe per day provided in November 2009. The shortfall is due to the unplanned shut-in from Hurricane Ida, a delay in the repair of two third party gas pipelines (which are expected to be operational in late January), and greater than normal weather restrictions in December which delayed recompletion projects. Additionally, production from the Amberjack platform was down periodically during the fourth quarter due to the installation of the platform rig. Stone still expects full year 2009 average daily production to be in the range of its previous annual guidance of 210-220 MMcfe per day. The 2009 exit rate was approximately 215-220 MMcfe per day, with an approximate 50/50 split between oil and gas.
     Reserves. Stone’s 2009 year-end estimated proved, probable and possible reserves are currently being engineered by Netherland Sewell & Associates (NSAI) with the final report expected during January. Estimated proved reserves will decline from year-end 2008 levels due to production, negative commodity pricing revisions and other negative revisions to comply with the new SEC rules. In 2009, the company focused on debt reduction, conversion of non-producing reserves to producing reserves to generate cashflow, and hurricane risk mitigation expenditures. Accordingly, drilling additions to estimated proved reserves will be minimal in 2009 and will not offset reductions. Stone has been preliminarily advised by NSAI that Stone’s 2009 estimated proved reserves will be approximately 410 billion cubic feet equivalents, with approximately 80% being proved developed reserves.
     Stone plans to release its year-end results on Tuesday, February 23, 2010, after the close of the market, and will hold its year-end conference call on Wednesday, February 24, 2010, at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call”. In addition, Stone announced that it will hold its 2010 Annual Meeting of Stockholders on Friday, May 21, 2010, at 10:00 a.m., CDT, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.